UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2015

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Appointment of Certain Officers.

On May 7, 2015, Violin Memory, Inc. (the “Company”) publicly announced the appointment of Said Ouissal to the position of Senior Vice President, Worldwide Field Operations.

Prior to joining the Company in March 2014, Mr. Ouissal, 38, served as Vice President, Product Management, for Juniper Networks from October 2012 to April 2014, and was in charge of product management efforts for Juniper’s operating system and routing and switching products. From June 2009 to September 2012, Mr. Ouissal held the position of Vice President, Strategy and Customer Engagement, at Ericsson and was responsible for portfolio strategy, field enablement and sales support for Ericsson’s internet protocol and broadband products. From December 2001 to June 2009, Mr. Ouissal held the position of Director and Vice President, Systems Engineering, for Redback Networks and supervised a global team of technical pre-sales staff. Prior to joining Redback Networks, Mr. Ouissal held various research and development, engineering, and operational and technical support positions with a number of companies, including Conxion, Versatel, Alcatel, Xylan, Bay Networks and Lucent Technologies. Mr. Ouissal holds a bachelor’s degree in computer science from the Saxion University of Applied Sciences in the Netherlands.

The Company entered into an employment offer letter with Mr. Ouissal, signed on May 11, 2015 (the “Employment Agreement”). The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The material terms of the Employment Agreement are summarized below.

Term. The Employment Agreement has no specified term, and Mr. Ouissal’s employment is on an at-will basis.

Base Salary. Mr. Ouissal will receive an annual base salary of $300,000, subject to adjustment pursuant to the Company’s compensation policies in effect from time to time.

Bonus. Mr. Ouissal will be eligible to earn an additional $300,000 in incentive compensation on an annualized basis based on meeting sales performance objectives which will be set by senior management within the first sixty days of Mr. Ouissal’s employment as Senior Vice President, Worldwide Field Operations.

Equity Awards in Connection with Original Hire. On April 16, 2014, the Company granted Mr. Ouissal an option to purchase 350,000 shares of the Company’s common stock under the Company’s 2012 Stock Incentive Plan (the “2012 Plan”). Under the terms of the grant, 87,500 shares vested in April 2015 upon Mr. Ouissal’s completion of one year of continuous service after his date of hire, and the balance of 262,500 shares will vest in equal quarterly installments over the subsequent three years, subject to Mr. Ouissal’s continuous service through each vesting date. Subject to the terms of a Change of Control and Severance Agreement between the Company and Mr. Ouissal (the “Change of Control Agreement”), which is described below, if the Company is subject to a change of control, all of the shares underlying the option will become fully vested and exercisable.

On April 16, 2014, the Company also awarded Mr. Ouissal restricted stock units for 100,000 shares of the Company’s common stock under the 2012 Plan (the “RSUs”). The Employment Agreement provides that the RSUs will vest over a two-year period following his date of hire, with one quarter of the RSUs becoming vested upon his completion of each six-month period of continuous service after the grant date.

On March 9, 2015, the Company granted Mr. Ouissal an option to purchase 350,000 shares of the Company’s common stock under the 2012 Plan. Under the terms of the grant, 87,500 shares will vest in March 2016 upon Mr. Ouissal’s completion of one year of continuous service after his date of hire, and the balance of 262,500 shares will vest in equal monthly installments over the subsequent three years, subject to Mr. Ouissal’s continuous service through each vesting date. Subject to the terms of the Change of Control Agreement, if the Company is subject to a change of control, all of the shares underlying the option will become fully vested and exercisable.

On March 9, 2015, the Company awarded Mr. Ouissal restricted stock units for an additional 150,000 shares of the Company’s common stock under the 2012 Plan (the “Additional RSUs”). The Additional RSUs will vest over a four-year period following the grant date, with 37,500 RSUs becoming vested upon Mr. Ouissal’s completion of one year of continuous service to the Company after the grant date, and the balance of 112,500 shares becoming vested in equal quarterly installments over the subsequent three years, subject to his continuous service through each vesting date.

There are no family relationships between Mr. Ouissal and any director, executive officer or person nominated by the Company to become a director or executive officer, and there are no transactions between Mr. Ouissal or any of his immediate family members, on the one hand, and the Company or any of its subsidiaries, on the other hand, that would be required to be reported under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Ouissal and the Company also are parties to the Change of Control Agreement that was effective February 13, 2014. The material terms of the Change of Control Agreement are summarized below.

Involuntary Termination in Connection with a Change of Control. If Mr. Ouissal’s employment by the Company terminates as a result of an Involuntary Termination (as that term is defined in the Change in Control Agreement) on or at any time within three months before or twelve months after a Change of Control (as that term is defined in the Agreement), and Mr. Ouissal signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company which becomes effective no later than the 30th day after the later of the Termination Date (as that term is defined in the Agreement) or the Change of Control, Mr. Ouissal is entitled to the following severance benefits, provided that no such benefits shall accrue and be payable (or take effect, as the case may be) unless and until a Change of Control occurs:

(i)	payment of his annual base salary as in effect as of the Termination Date, less applicable withholding, for a period of six months following the later of the Involuntary Termination or the Change of Control in accordance with the Company’s payroll practices;

(ii)	acceleration of the vesting and exercisability of all of his equity awards with respect to the common stock of the Company or its successor, or the parent of either, to the extent outstanding, or of any deferred compensation into which Mr. Ouissal’s equity awards were converted upon the Change of Control, which payment will be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

(iii)	reimbursement by the Company of the group health continuation coverage premiums for Mr. Ouissal and his eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) six months from the Termination Date, (y) the date upon which he and his eligible dependents become covered under similar plans or (z) the date he no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code).

Involuntary Termination Apart from a Change of Control. If Mr. Ouissal’s employment by the Company terminates as a result of an Involuntary Termination apart from a Change of Control, and Mr. Ouissal signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company, which becomes effective no later than the 30th day after the later of the Termination Date, he will be entitled to payment of his annual base salary as in effect as of the Termination Date, less applicable withholding, for a period of six months following the Involuntary Termination in accordance with the Company’s payroll practices, plus reimbursement by the Company of the group health continuation premiums for Mr. Ouissal and his eligible dependents under COBRA.

The foregoing description of the Change of Control Agreement is qualified in its entirety by reference to the full text of the Change of Control Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Upon his joining the Company in April 2014, Company and Mr. Ouissal also entered into the standard Violin Indemnification Agreement for officers and directors. The agreement requires the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service. The agreement also requires the Company to advance all expenses incurred by the officers and directors in investigating or defending any such action, suit or proceeding, subject to the terms contained in the agreement. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.01 to Violin’s Form S-1 filed with the Securities and Exchange Commission on September 26, 2013 and is incorporated herein by reference.

b. Departure of Certain Officers.

The Company and Thomas G. Mitchell, formerly the Company’s Senior Vice President, Global Field Operations, entered into a Letter Agreement, signed on May 12, 2015, regarding Mr. Mitchell’s continuing employment by the Company for a transition period of six months and the termination of his employment following the transition period. The material terms of the Letter Agreement are summarized below.

Termination of Change of Control and Severance Agreement. The Change of Control and Severance Agreement between Mr. Mitchell and the Company, effective February 14, 2015, is terminated upon the Effective Date of the Letter Agreement and is of no further force or effect.

Employment during Transition Period. Mr. Mitchell will remain employed by the Company until October 31, 2015 (the “Transition Period”). During the Transition Period, there will be no change in his current base annual compensation or health and welfare benefits, his equity grants and awards will continue to vest in accordance with the terms and conditions of the notices of the grants and awards, and he will not be eligible for any bonus payments. During the Transition Period, Mr. Mitchell will provide such services as the Company reasonably may request in connection with the required transition to Mr. Ouissal as the Company’s Senior Vice President, Worldwide Field Operations.

Release of Claims. The Letter Agreement includes a general release of claims by Mr. Mitchell.

Termination of Employment. On October 31, 2015 (the “Separation Date”), Mr. Mitchell’s employment by the Company will terminate. If he then elects to continue his present coverage pursuant to the provisions of the COBRA, the Company will reimburse him for COBRA expenses for a period of six months following the Separation Date conditioned upon his providing to the Company an additional standard release of claims effective October 31, 2015.

The Letter Agreement also includes provisions regarding, among other things, payment of taxes, the return of Company property, post-employment restrictions, and protection of the Company’s proprietary and confidential information.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT NO.	DESCRIPTION

10.1	Offer Letter, signed May 11, 2015, between the Company and Mr. Ouissal.

10.2	Change of Control Agreement effective February 13, 2014 between the Company and Mr. Ouissal.

10.3	Letter Agreement, signed May 12, 2015 between Mr. Mitchell and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: May 13, 2015	By:	/s/ Cory J. Sindelar
Cory J. Sindelar, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Offer Letter, signed May 11, 2015 between the Company and Mr. Ouissal.

10.2	Change of Control Agreement effective February 13, 2014 between the Company and Mr. Ouissal.

10.3	Letter Agreement signed May 12, 2015 between Mr. Mitchell and the Company.